Exhibit 99

Investor News	NYSE:PEG

For further information, contact:
➢	Kathleen A. Lally, Vice President – Investor Relations	Phone: 973-430-6565
➢	Greg McLaughlin, Sr. Investor Relations Analyst	Phone: 973-430-6568
➢	Yaeni Kim, Sr. Investor Relations Analyst	Phone: 973-430-6596
October 28, 2009

PSEG ANNOUNCES 2009 THIRD QUARTER RESULTS

$0.96 PER SHARE FROM CONTINUING OPERATIONS

$0.92 PER SHARE OF OPERATING EARNINGS

RESULTS REFLECT IMPACT ON DEMAND FROM WEATHER AND ECONOMIC CONDITIONS

Public Service Enterprise Group (PSEG) reported today third quarter 2009 Income from Continuing Operations of $488 million or $0.96 per share as compared to Income from Continuing Operations for the third quarter of 2008 of $476 million or $0.94 per share. Net Income for the third quarter 2009 was the same as Income from Continuing Operations. Including the effect of gains on the sale of discontinued operations of $180 million or $0.35 per share, PSEG reported Net Income for the third quarter of 2008 of $656 million, or $1.29 per share. Operating Earnings for the third quarter of 2009 were $464 million or $0.92 per share compared to the third quarter of 2008 Operating Earnings of $477 million or $0.94 per share.

PSEG believes that the non-GAAP financial measure of “Operating Earnings” provides a consistent and comparable measure of performance of its businesses to help shareholders understand performance trends. Operating Earnings exclude the impact of the sale and/or impairment of certain non-core assets and the impact of returns/(losses) associated with Nuclear Decommissioning Trust (NDT) investments and Mark-To-Market (MTM) accounting. The table below provides a reconciliation of PSEG’s Net Income to Operating Earnings (a non-GAAP measure) for the third quarter. See Attachment 12 for a complete list of items excluded from Income from Continuing Operations in the determination of Operating Earnings.

PSEG CONSOLIDATED EARNINGS (unaudited)
Third Quarter Comparative Results
2009 and 2008

	Income ($millions)		Diluted Earnings Per Share
	2009	2008	2009	2008
Net Income	$488	$656	$0.96	$1.29
Less: Income from Discontinued Ops	—	180	—	0.35
Income From Continuing Ops	$488	$476	$0.96	$0.94
Less: Excluded Items	24	(1)	0.04	—

Operating Earnings (Non-GAAP)	$464	$477	$0.92	$0.94
		Avg. Shares	507M	508M

“We faced challenging market conditions in the third quarter. Cooler than normal weather and continued weak economic conditions combined to reduce demand and lower pricing” said Ralph Izzo, chairman, president and chief executive officer. He went on to say “we were able to offset most of the decline in demand through our hedging strategy resulting in recontracting at higher prices, our asset mix, our employees’ focus on cost reduction and sales in our lease portfolio, which were undertaken at favorable terms to reduce our tax risk. These factors, however, as we noted last quarter, continue to make it difficult to meet the upper end of our 2009 earnings guidance range of $3.00-$3.25 per share. Although impacted by weather and a weaker economy, we are also positioning ourselves to meet our long-term objectives with a focus on profitable investment, an increase in operating efficiency and a strong balance sheet.”

PSEG’s operating company guidance reflects the transfer of the Texas gas-fired generating assets from Holdings to Power which was effective on October 1, 2009. In addition, guidance reflects the impact of the Holdings debt exchange with Power which resulted in a premium payment of $20 million after-tax ($0.04 per share). The premium was charged against Holdings results, but deferred at the Parent level, as this transaction was treated as a debt refinancing.

Updated Operating Earnings guidance by subsidiary for 2009 is shown below:

2009 Operating Earnings Guidance ($ millions)
PSEG Power	$1170-$1245
PSE&G	315-335
PSEG Energy Holdings	25-45
PSEG Parent	10-15
Operating Earnings	$1520-1640
Earnings Per Share	$3.00-3.25

Operating Earnings Review and Outlook by Subsidiary

See Attachment 6 for detail regarding the quarter-over-quarter reconciliations for each of PSEG’s businesses.

PSEG Power

PSEG Power reported operating earnings of $339 million ($0.67 per share) for the third quarter of 2009 compared with operating earnings of $360 million ($0.71 per share) for the third quarter of 2008. PSEG Power’s results in the third quarter of 2009 were hurt by a decline in demand ($0.08 per share) and a migration of customers away from full requirements contracts in a period of low commodity pricing ($0.04 per share). Earnings were also affected by trading ($0.01 per share), which will reverse in the fourth quarter. Generation in the third quarter declined by 10% as a result of a contraction in economic activity and cooler than normal weather. This decline in demand and period of lower commodity pricing was partially offset by lower cost to serve ($0.05 per share) as well as a reduction in operating and maintenance expense ($0.03 per share) and lower financing costs ($0.01 per share).

Power met its load obligations with higher output from its nuclear fleet including strong summer generation from the nuclear units. Salem 2 completed a record 515-day run before entering a refueling outage. Nuclear generation increased 1.4% during the quarter and supplied 56% of Power’s obligations compared with 49% in the year-ago quarter. During the quarter, our nuclear fleet operated at an average capacity factor of 94.6%, bringing the capacity factor for the nine months ended September 30, 2009 to 93.8% (versus 93.1% for the first nine months of 2008). A reduction in the cost of gas allowed the combined cycle fleet to hold its volume at the displacement of the coal-fired stations. The operation of our diverse generating fleet supported Power’s gross margins during the quarter.

Power’s gross margins for the full year are benefiting from higher contracted prices, a decline in fuel costs and stronger performance from the nuclear fleet than originally forecast. Based on performance of the nuclear fleet during the first nine months of the year, the nuclear fleet’s full year capacity factor could advance to 92%-93% versus a forecasted capacity factor of 91-92% and 2008’s capacity factor of 92.6%. The improvement in gross margin is expected to offset a forecasted decline in fossil generation for the full year. We are, as a result, maintaining our forecast of Power’s full year operating earnings of $1,170-$1,245 million. At year-end, Power’s operating results will reflect the full-year earnings impact of the October 1, 2009 transfer of the 2,000 MW of gas-fired assets in Texas from Holdings to Power as well as interest expense associated with newly issued debt resulting from the exchange of Holdings’ debt in September.

PSE&G

PSE&G reported operating earnings of $87 million ($0.17 per share) for the third quarter of 2009 compared with operating earnings of $97 million ($0.19 per share) for the third quarter of 2008.

Electric revenues declined during the third quarter by $0.02 per share. The results were equally affected by a decline in economic activity and cooler than normal weather. The reduction in electric revenue was offset by an increase in transmission rates effective on October 1, 2008 ($0.02 per share). Operating and maintenance expense associated with higher pension costs increased $0.02 per share.

Electric and gas demand in 2009 have been heavily influenced by the weather and continued impact of economic conditions. Winter weather was favorable earlier this year with heating degree days above normal; however, the Temperature Humidity Index has been 27% below normal and 22% below 2008 levels, reducing air-conditioning loads and electric demand. We experienced only 40 hours during the summer of 2009 when temperatures were equal to or greater than 90 degrees compared with a normal expectation for approximately 125 hours. We continue to forecast a decline in weather normalized electric sales of 1.5%-2.0%. However, expectations are for the decline to be closer to the upper end of the range as sales to the residential sector are forecast to decline slightly compared with our prior forecast of flat year-over-year sales to this customer segment.

We are maintaining our forecast of PSE&G’s 2009 operating earnings of $315-$335 million. The forecast continues to reflect an increase in pension expense as well as higher levels of depreciation expense.

On September 25, 2009 PSE&G updated its previous filing with the New Jersey Board of Public Utilities (BPU) to request an increase in electric ($147 million) and gas ($106 million) revenues. This updated request reflects actual results for the six months ended June 30, 2009 as part of the forecast 2009 test year and represents an increase in electric ($13 million) and gas ($9 million) revenues over the original request.

PSEG Energy Holdings

PSEG Energy Holdings reported operating earnings of $18 million ($0.04 per share) for the third quarter of 2009 versus operating earnings of $25 million ($0.05 per share) during the third quarter of 2008.

Holdings’ quarterly earnings comparisons were affected by several items. The operating profit from the generating capacity in Texas (2000 MW) declined by $0.02 per share. A decline in energy prices (in comparison to very strong pricing in the year ago period) was the primary reason for the reduction in operating earnings. Lower prices more than offset a reduction in operating and maintenance expense and the absence of financing costs following the redemption of the Texas project debt earlier in the year.

Earnings comparisons were aided by the recognition of gains on the successful termination of three cross-border leveraged leases in the quarter ($0.03 per share). Total proceeds for the sales were approximately $219 million in the quarter. Since December 2008, we have terminated 11 of these types of leases bringing in cash of approximately $675 million and reducing our cash tax potential liability by approximately $525 million. Results were also improved by a reduction in operation and maintenance expenses and a lower tax rate ($0.02 per share). We consider a recent court decision in favor of another taxpayer, with a similar lease portfolio, a positive development in the on-going management of our lease exposure.

During the quarter, an aggregate principal amount of 74% of Energy Holdings’ 8.5% Senior Notes due 2011 ($368 million) were exchanged for $404 million of cash and newly issued notes from PSEG Power. The $20 million premium, after-tax, was expensed against Holdings’ third quarter operating earnings ($0.04 per share). After the completion of the debt exchange, Holdings’ transferred the Texas gas-fired assets to Power on October 1, 2009. The transfer will result in the movement of operating earnings associated with the Texas generating assets from Holdings’ to Power for the full year. We are, as a result, reducing our forecast of Holdings’ operating income for 2009 to $25-$45 million from $40-$65 million.

#####

FORWARD-LOOKING STATEMENT

Readers are cautioned that statements contained in this presentation about our and our subsidiaries’ future performance, including future revenues, earnings, strategies, prospects and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance they will be achieved. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, but are not limited to:

•	Adverse changes in energy industry, law, policies and regulation, including market structures and rules, and reliability standards.
•	Any inability of our energy transmission and distribution businesses to obtain adequate and timely rate relief and regulatory approvals from federal and state regulators.
•	Changes in federal and state environmental regulations that could increase our costs or limit operations of our generating units.

•	Changes in nuclear regulation and/or developments in the nuclear power industry generally, that could limit operations of our nuclear generating units.
•	Actions or activities at one of our nuclear units that might adversely affect our ability to continue to operate that unit or other units at the same site.
•	Any inability to balance our energy obligations, available supply and trading risks.
•	Any deterioration in our credit quality.
•	Availability of capital and credit at reasonable pricing terms and our ability to meet cash needs.
•	Any inability to realize anticipated tax benefits or retain tax credits.
•	Changes in the cost of or interruption in the supply of fuel and other commodities necessary to the operation of our generating units.
•	Delays or cost escalations in our construction and development activities.
•	Adverse investment performance of our decommissioning and defined benefit plan trust funds, and changes in discount rates and funding requirements.
•	Changes in technology and increased customer conservation.

For further information, please refer to our Annual Report on Form 10-K, including Item 1A. Risk Factors, and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. These documents address in further detail our business, industry issues and other factors that could cause actual results to differ materially from those indicated in this presentation. In addition, any forward-looking statements included herein represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even if our internal estimates change, unless otherwise required by applicable securities laws.

Attachment 1

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
Operating Earnings and Per Share Results by Subsidiary
(Unaudited)

	For the Quarters Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008

Earnings Results ($ Millions)

PSEG Power	$339	$360	$936	$855
PSE&G	87	97	253	284
PSEG Energy Holdings	18	25	58	104
PSEG	20	(5)	17	(14)
Operating Earnings	$464	$477	$1,264	$1,229
Reconciling Items (a)	24	(1)	(21)	(483)
Income from Continuing Operations	$488	$476	$1,243	$746
Discontinued Operations	—	180	—	208
Net Income	$488	$656	$1,243	$954

Fully Diluted Average Shares Outstanding (in Millions)	507	508	507	509

Per Share Results (Diluted)

PSEG Power	$0.67	$0.71	$1.85	$1.68
PSE&G	0.17	0.19	0.50	0.56
PSEG Energy Holdings	0.04	0.05	0.12	0.20
PSEG	0.04	(0.01)	0.03	(0.03)
Operating Earnings	$0.92	$0.94	$2.50	$2.41
Reconciling Items (a)	0.04	—	(0.05)	(0.94)
Income from Continuing Operations	$0.96	$0.94	$2.45	$1.47
Discontinued Operations	—	0.35	—	0.41
Net Income	$0.96	$1.29	$2.45	$1.88

(a) See attachment 12 for details of items excluded from Continuing Operations to compute Operating Earnings.

Note 1:

Income from Continuing Operations includes preferred stock dividends relating to PSE&G of $1 million for the quarters ended September 30, 2009 and 2008.

Income from Continuing Operations includes preferred stock dividends relating to PSE&G of $3 million for the nine months ended September 30, 2009 and 2008.

Attachment 2

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
Consolidating Statements of Operations
(Unaudited, $ Millions)

	For the Quarter Ended September 30, 2009

	PSEG	OTHER (a)	PSEG POWER	PSE&G	PSEG ENERGY HOLDINGS

OPERATING REVENUES	$3,039	$(526)	$1,422	$1,943	$200

OPERATING EXPENSES
Energy Costs	1,241	(524)	526	1,167	72
Operation and Maintenance	622	(9)	255	351	25
Depreciation and Amortization	224	4	44	169	7
Taxes Other Than Income Taxes	30	—	—	30	—
Total Operating Expenses	2,117	(529)	825	1,717	104

OPERATING INCOME	922	3	597	226	96

Income from & Impairment on Equity Method Investments	6	—	—	—	6
Other Income and Deductions	26	35	23	2	(34)
Interest Expense	(129)	(4)	(37)	(77)	(11)
Preferred Stock Dividends	—	1	—	(1)	—
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES (b)	825	35	583	150	57

Income Tax Expense	(337)	(15)	(236)	(63)	(23)

NET INCOME	488	$20	$347	$87	$34

Reconciling Items Excluded from Continuing Operations (c):	24	—	8	—	16
OPERATING EARNINGS	$464	$20	$339	$87	$18

	For the Quarter Ended September 30, 2008

	PSEG	OTHER (a)	PSEG POWER	PSE&G	PSEG ENERGY HOLDINGS

OPERATING REVENUES	$3,718	$(743)	$1,833	$2,274	$354

OPERATING EXPENSES
Energy Costs	1,899	(740)	904	1,521	214
Operation and Maintenance	609	(13)	282	313	27
Depreciation and Amortization	214	4	42	161	7
Taxes Other Than Income Taxes	31	—	—	31	—
Total Operating Expenses	2,753	(749)	1,228	2,026	248

OPERATING INCOME	965	6	605	248	106

Income from & Impairment on Equity Method Investments	7	—	—	—	7
Other Income and Deductions	52	(4)	49	—	7
Other Than Temporary Impairments	(65)	—	(65)	—	—
Interest Expense	(149)	(7)	(42)	(82)	(18)
Preferred Stock Dividends	—	1	—	(1)	—
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES (b)	810	(4)	547	165	102

Income Tax Expense	(334)	(1)	(219)	(68)	(46)

INCOME (LOSS) FROM CONTINUING OPERATIONS	476	(5)	328	97	56

Discontinued Operations, net of tax	180	—	—	—	180

NET INCOME (LOSS)	$656	$(5)	$328	$97	$236

Reconciling Items Excluded from Continuing Operations (c):	(1)	—	(32)	—	31
OPERATING EARNINGS (LOSS)	$477	$(5)	$360	$97	$25

(a) Primarily includes financing activities and donations at the parent and intercompany eliminations.

(b) Income from Continuing Operations before Income Taxes includes preferred stock dividends relating to PSE&G of $1 million for the quarters ended September 30, 2009 and 2008.

(c) See attachment 12 for details of items excluded from Continuing Operations to compute Operating Earnings.

Attachment 3

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
Consolidating Statements of Operations
(Unaudited, $ Millions)

	For the Nine Months Ended September 30, 2009

	PSEG	OTHER (a)	PSEG POWER	PSE&G	PSEG ENERGY HOLDINGS
OPERATING REVENUES	$9,521	$(2,390)	$5,097	$6,321	$493

OPERATING EXPENSES
Energy Costs	4,376	(2,386)	2,551	4,005	206
Operation and Maintenance	1,925	(25)	784	1,090	76
Depreciation and Amortization	634	12	139	462	21
Taxes Other Than Income Taxes	100	—	—	100	—
Total Operating Expenses	7,035	(2,399)	3,474	5,657	303

OPERATING INCOME	2,486	9	1,623	664	190

Income from & Impairment on Equity Method Investments	17	—	—	—	17
Other Income and Deductions	89	28	85	5	(29)
Other Than Temporary Impairments	(61)	(1)	(60)	—	—
Interest Expense	(407)	(11)	(119)	(236)	(41)
Preferred Stock Dividends	—	3	—	(3)	—
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES (b)	2,124	28	1,529	430	137

Income Tax Expense	(881)	(11)	(607)	(177)	(86)

NET INCOME	$1,243	$17	$922	$253	$51

Reconciling Items Excluded from Continuing Operations (c):	(21)	—	(14)	—	(7)
OPERATING EARNINGS	$1,264	$17	$936	$253	$58

	For the Nine Months Ended September 30, 2008

	PSEG	OTHER (a)	PSEG POWER	PSE&G	PSEG ENERGY HOLDINGS
OPERATING REVENUES	$10,060	$(2,766)	$5,831	$6,750	$245

OPERATING EXPENSES
Energy Costs	5,552	(2,762)	3,360	4,527	427
Operation and Maintenance	1,856	(27)	796	993	94
Depreciation and Amortization	597	11	121	443	22
Taxes Other Than Income Taxes	101	—	—	101	—
Total Operating Expenses	8,106	(2,778)	4,277	6,064	543

OPERATING INCOME	1,954	12	1,554	686	(298)

Income from & Impairment on Equity Method Investments	26	—	—	—	26
Other Income and Deductions	129	(11)	120	6	14
Other Than Temporary Impairments	(135)	—	(135)	—	—
Interest Expense	(448)	(19)	(125)	(244)	(60)
Preferred Stock Dividends	—	3	—	(3)	—
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES (b)	1,526	(15)	1,414	445	(318)

Income Tax (Expense) Benefit	(780)	1	(571)	(161)	(49)

INCOME (LOSS) FROM CONTINUING OPERATIONS	746	(14)	843	284	(367)

Discontinued Operations, net of tax	208	—	—	—	208

NET INCOME (LOSS)	$954	$(14)	$843	$284	$(159)

Reconciling Items Excluded from Continuing Operations (c):	(483)	—	(12)	—	(471)
OPERATING EARNINGS (LOSS)	$1,229	$(14)	$855	$284	$104

(a) Primarily includes financing activities and donations at the parent and intercompany eliminations.

(b) Income from Continuing Operations before Income Taxes includes preferred stock dividends relating to PSE&G of $3 million for the nine months ended September 30, 2009 and 2008.

(c) See attachment 12 for details of items excluded from Continuing Operations to compute Operating Earnings.

Attachment 4

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
Capitalization Schedule
(Unaudited, $ Millions)

	September 30, 2009	December 31, 2008
DEBT
Commercial Paper and Loans	$243	$19
Long-Term Debt (a)	6,775	7,180
Securitization Debt (a)	1,395	1,530
Project Level, Non-Recourse Debt (a)	44	328
Total Debt	8,457	9,057

SUBSIDIARY’S PREFERRED STOCK WITHOUT MANDATORY REDEMPTION	80	80

STOCKHOLDERS’ EQUITY
Common Stock	4,780	4,756
Treasury Stock	(587)	(581)
Retained Earnings	4,523	3,773
Accumulated Other Comprehensive Loss	(31)	(177)
Total Common Stockholders’ Equity	8,685	7,771
Noncontrolling Interests - Equity Investments	10	11
Total Equity	8,695	7,782
Total Capitalization	$17,232	$16,919

(a) Includes amounts due within one year

Note 1:

PSEG’s credit agreements contain covenants that require PSEG’s debt to capitalization ratio not to exceed 70.0% at any time.

This ratio is presented for the benefit of the investors of the related securities to which the covenants apply; it is not intended as a financial performance or liquidity measure.

2009

The debt to capitalization ratio calculated under PSEG’s credit agreements as of September 30, 2009 was 45.1%.

The ratio as calculated pursuant to these covenants includes capital lease obligations ($40 million) and certain other obligations such as guarantees and letters of credit ($245 million), excluding any letters of credit related to collateral posting on energy/commodity contracts. The calculation excludes non-recourse project debt ($44 million), securitization debt ($1.395 billion), the equity reduction ($354 million) from the funded status of the pension and benefit plans associated with FAS 158 “Employers’ Accounting for Defined Pension and Other Post-Retirement Plans” and the Accumulated Other Comprehensive Income, $225 million, related to the mark-to-market of energy contracts.

2008

The debt to capitalization ratio calculated under PSEG’s credit agreements as of December 31, 2008 was 47.9%.

The ratio as calculated pursuant to these covenants includes capital lease obligations ($43 million) and certain other obligations such as guarantees and letters of credit ($148 million), excluding any letters of credit related to collateral posting on energy/commodity contracts. The calculation excludes non-recourse project debt ($328 million), securitization debt ($1.530 billion), the equity reduction ($368 million) from the funded status of the pension and benefit plans associated with FAS 158 “Employers’ Accounting for Defined Pension and Other Post-Retirement Plans” and the Accumulated Other Comprehensive Income, $176 million, related to the mark-to-market of energy contracts.

Attachment 5

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, $ Millions)

	For the Nine Months Ended September 30,

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$1,243	$954
Adjustments to Reconcile Net Income to Net Cash Flows From Operating Activities	98	638
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,341	1,592

NET CASH USED IN INVESTING ACTIVITIES	(419)	(459)

NET CASH USED IN FINANCING ACTIVITIES	(1,113)	(1,284)

Net Decrease in Cash and Cash Equivalents	(191)	(151)

Cash and Cash Equivalents at Beginning of Period	321	380
Cash and Cash Equivalents at End of Period	$130	$229

Attachment 6

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
Quarter-to-Quarter EPS Reconciliation
September 30, 2009 vs. September 30, 2008
(Unaudited)

PSEG 3rd Quarter 2008 Net Income		$1.29
Discontinued Operations (SAESA and Bioenergie)		0.35
PSEG 3rd Quarter 2008 Income from Continuing Operations		$0.94
Reconciling Items (a)		—
PSEG 3rd Quarter 2008 Operating Earnings		$0.94

		B/(W )
PSEG Power
3rd Quarter 2008	$0.71

Margin	(0.08)
O&M	0.03
Interest	0.01

3rd Quarter 2009	$0.67	$(0.04)

PSE&G
3rd Quarter 2008	$0.19

Weather and Economic Conditions	(0.02)
Transmission Margin	0.02
O&M	(0.02)

3rd Quarter 2009	$0.17	$(0.02)

PSEG Energy Holdings
3rd Quarter 2008	$0.05

Texas Generation Facilities	(0.02)
2009 Lease Sales	0.03
Effective Tax Rate and Other	0.02
Intercompany Transactions Eliminated in Consolidation	(0.04)

3rd Quarter 2009	$0.04	$(0.01)

Public Service Enterprise Group
3rd Quarter 2008	$(0.01)

Interest	0.01
Intercompany Transactions Eliminated in Consolidation	0.04

3rd Quarter 2009	$0.04	$0.05

PSEG 3rd Quarter 2009 Operating Earnings		$0.92
Reconciling Items (a)		0.04
PSEG 3rd Quarter 2009 Income from Continuing Operations		$0.96
Discontinued Operations		—
PSEG 3rd Quarter 2009 Net Income		$0.96

(a) See attachment 12 for details of items excluded from Continuing Operations to compute Operating Earnings.

Attachment 7

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
Year to Date EPS Reconciliation
September 30, 2009 vs. September 30, 2008
(Unaudited)

PSEG Net Income for the Nine Months Ended September 30, 2008		$1.88
Discontinued Operations (SAESA and Bioenergie)		0.41
PSEG Income from Continuing Operations for the Nine Months Ended September 30, 2008		$1.47
Reconciling Items (a)		(0.94)
PSEG Operating Earnings for the Nine Months Ended September 30, 2008		$2.41

		B/(W )
PSEG Power
Year to Date September 30, 2008	$1.68

Margin	0.13
O&M	0.02
Depreciation, Interest and Other	0.02

Year to Date September 30, 2009	$1.85	$0.17

PSE&G
Year to Date September 30, 2008	$0.56

Transmission Margin	0.04
Electric and Gas Margins	(0.01)
O&M	(0.03)
Depreciation, Taxes and Other	(0.06)

Year to Date September 30, 2009	$0.50	$(0.06)

PSEG Energy Holdings
Year to Date September 30, 2008	$0.20

Texas Generation Facilities	(0.08)
2009 Lease Sales	0.10
Lease Income	(0.03)
Effective Tax Rate and Other	(0.03)
Intercompany Transaction Eliminated in Consolidation	(0.04)

Year to Date September 30, 2009	$0.12	$(0.08)

Public Service Enterprise Group
Year to Date September 30, 2008	$(0.03)

Interest	0.02
Intercompany Transaction Eliminated in Consolidation	0.04

Year to Date September 30, 2009	$0.03	$0.06

PSEG Operating Earnings for the Nine Months Ended September 30, 2009		$2.50
Reconciling Items (a)		(0.05)
PSEG Income from Continuing Operations for the Nine Months Ended September 30, 2009		$2.45
Discontinued Operations		—
PSEG Net Income for the Nine Months Ended September 30, 2009		$2.45

(a) See attachment 12 for details of items excluded from Continuing Operations to compute Operating Earnings.

Attachment 8

PSEG POWER LLC
Generation Measures
(Unaudited)

	GWhr Breakdown		GWhr Breakdown

	Quarters Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Nuclear - NJ	5,555	5,480	15,782	14,889
Nuclear - PA	2,183	2,148	6,969	7,035
Total Nuclear	7,738	7,628	22,751	21,924

Fossil - Coal - NJ	825	1,499	1,851	3,673
Fossil - Coal - PA	1,342	1,483	4,009	4,534
Fossil - Coal - CT	105	789	615	2,179
Total Coal	2,272	3,771	6,475	10,386

Fossil - Oil & Natural Gas - NJ	2,881	3,139	6,782	8,284
Fossil - Oil & Natural Gas - NY	1,028	996	2,537	2,182
Fossil - Oil & Natural Gas - CT	16	9	115	105
Total Oil & Natural Gas	3,925	4,144	9,434	10,571

Fossil - Pumped Storage	(31)	(41)	(84)	(110)
	13,904	15,502	38,576	42,771

	% Generation by Fuel Type		% Generation by Fuel Type

	Quarters Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Nuclear - NJ	40%	35%	41%	35%
Nuclear - PA	16%	14%	18%	16%
Total Nuclear	56%	49%	59%	51%

Fossil - Coal - NJ	6%	10%	5%	8%
Fossil - Coal - PA	9%	9%	10%	11%
Fossil - Coal - CT	1%	5%	2%	5%
Total Coal	16%	24%	17%	24%

Fossil - Oil & Natural Gas - NJ	21%	20%	18%	20%
Fossil - Oil & Natural Gas - NY	7%	7%	6%	5%
Fossil - Oil & Natural Gas - CT	0%	0%	0%	0%
Total Oil & Natural Gas	28%	27%	24%	25%

Fossil - Pumped Storage	0%	0%	0%	0%
	100%	100%	100%	100%

Attachment 9

PUBLIC SERVICE ELECTRIC & GAS COMPANY
Retail Sales and Revenues
(Unaudited)
September 30, 2009

Electric Sales and Revenues

Sales (millions kwh)	Quarter Ended	Change vs. 2008	Nine Months Ended	Change vs. 2008
Residential	4,005	-7.5%	10,098	-5.1%
Commercial & Industrial	7,917	-2.9%	21,874	-3.6%
Street Lighting	77	-6.3%	263	-0.2%
Other	3	-30.1%	7	-30.0%
Total	12,002	-4.5%	32,242	-4.0%

Revenue ($ millions)
Residential	$716	-5.9%	$1,723	1.7%
Commercial & Industrial	878	-14.7%	2,271	-7.3%
Street Lighting	18	-6.8%	56	-0.4%
Other Operating Revenues*	73	-44.1%	210	-39.1%
Total	$1,685	-13.1%	$4,260	-6.3%

Weather Data	Quarter Ended	Change vs. 2008	Nine Months Ended	Change vs. 2008
THI Hours - Actual	8,627	-14.8%	11,001	-22.2%
THI Hours - Normal	11,221		15,107

*Primarily sales of Non-Utility Generator energy to PJM and Transmission related revenues.

Attachment 10

PUBLIC SERVICE ELECTRIC & GAS COMPANY
Retail Sales and Revenues
(Unaudited)
September 30, 2009

Gas Sold and Transported

Sales (millions therms)	Quarter Ended	Change vs. 2008	Nine Months Ended	Change vs. 2008
Residential Sales	97	-0.7%	978	5.7%
Commercial & Industrial - Firm Sales	38	-8.5%	373	2.1%
Commercial & Industrial - Interr. & Cogen	54	-9.0%	147	-22.1%
Total	189	-4.8%	1,498	1.2%

Gas Transported - Firm Sales	48	-3.5%	321	3.6%
Gas Transported - Non-Firm	409	61.0%	709	10.5%

Revenue ($ millions)
Residential Sales	$88	-1.4%	$957	12.8%
Commercial & Industrial - Firm Sales	19	-62.6%	249	-37.2%
Commercial & Industrial - Interr. & Cogen	22	-67.5%	71	-66.1%
Other Operating Revenues*	34	5.2%	102	4.6%
Total	$163	-31.9%	$1,379	-11.1%

Gas Transported	95	-0.3%	682	4.5%

Weather Data	Quarter Ended	Change vs. 2008	Nine Months Ended	Change vs. 2008
Degree Days - Actual	10	N/A	2,490	10.0%
Degree Days - Normal	9		2,376

*Primarily Appliance Service.

Attachment 11

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
Statistical Measures
(Unaudited)

	For the Quarters Ended September 30		For the Nine Months Ended September 30
	2009	2008	2009	2008
Weighted Average Common Shares Outstanding (000’s)
Basic	505,982	507,724	505,986	508,233
Diluted	507,242	508,326	506,957	508,890

Stock Price at End of Period			$31.44	$32.79

Dividends Paid per Share of Common Stock	$0.3325	$0.3225	$0.9975	$0.9675

Dividend Payout Ratio*			42.3%	43.0%

Dividend Yield			4.2%	3.8%

Price/Earnings Ratio*			10.1	11.2

Rate of Return on Average Common Equity*			19.4%	20.6%

Book Value per Common Share			$17.16	$15.17

Market Price as a Percent of Book Value			183%	216%

Total Shareholder Return	-2.6%	-28.0%	11.6%	-31.7%

*Calculation based on Operating Earnings for the 12 month period ended

Attachment 12

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
Reconciling Items Excluded from Continuing Operations to Compute Operating Earnings
(Unaudited)

	For the Quarters Ended September 30,		For the Nine Months Ended September 30,
Pro-forma Adjustments, net of tax	2009	2008	2009	2008

Earnings Impact ($Millions)

Gain (Loss) on Nuclear Decommissioning Trust (NDT) Fund Related Activity	$7	$(12)	$1	$(22)
Gain (Loss) on Mark-to-Market (MTM)	17	11	(22)	30
Lease Reserves	—	—	—	(490)
Premium on Bond Redemption	—	—	—	(1)

Total Pro-forma adjustments	$24	$(1)	$(21)	$(483)

Fully Diluted Average Shares Outstanding (in Millions)	507	508	507	509

Per Share Impact (Diluted)

Gain (Loss) on Nuclear Decommissioning Trust (NDT) Fund Related Activity	$0.01	$(0.02)	$—	$(0.04)
Gain (Loss) on Mark-to-Market (MTM)	0.03	0.02	(0.05)	0.06
Lease Reserves	—	—	—	(0.96)
Premium on Bond Redemption	—	—	—	—

Total Pro-forma adjustments	$0.04	$—	$(0.05)	$(0.94)